Exhibit 4.1

THE CONVERTIBLE DEBENTURE OF AMERICAN INTERNATIONAL PETROLEUM CORPORATION. ("ISSUER") REPRESENTED HEREBY HAS BEEN ISSUED PURSUANT TO REGULATION S, PROMULGATED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND HAVE NOT BEEN REGISTERED UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OF A "U.S. PERSON" (AS THAT TERM IS DEFINED IN REGULATION S) DURING THE PERIOD COMMENCING ON THE DATE HEREOF AND ENDING ON THE FORTIETH (40TH) DAY FOLLOWING THE DATE HEREOF (THE "RESTRICTED PERIOD"). THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY FIRST BE CONVERTED INTO COMMON STOCK OF THE ISSUER ON THE 60TH DAY AFTER THE DATE HEREOF. THE ISSUER WILL NOTIFY THE TRANSFER AGENT OF THE EXPIRATION OF SUCH RESTRICTED PERIOD.

                                                                   $____________

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION

            8% CONVERTIBLE SUBORDINATED DEBENTURE DUE AUGUST 1, 1999

      THIS DEBENTURE, issued this 6th day of August, 1997, is one of a duly authorized issue of Debentures of American International Petroleum Corporation., a corporation duly organized and existing under the laws of the State of Nevada (the "Company"), designated as its 8% Convertible Debentures Due August 1, 1999, in an aggregate original principal amount not exceeding $6,400,000 (the "Debentures").

      FOR VALUE RECEIVED, the Company promises to pay to __________________________ corporation, the registered holder hereof (the "Holder"), the principal sum of ___________________Dollars (________), on or prior to August 1, 1999 (the "Maturity Date"), and to pay interest on the principal sum outstanding from time to time on the last day of each November, Feburary, May and August (each an "Interest Payment Date"), commencing August 6, 1997, up to and including the Maturity Date, at the rate of eight percent (8%) per annum, calculated based upon the actual number of days elapsed during any interest period in a year comprised of 360 days. Accrual of interest on this Debenture shall commence on the date of this Debenture and shall continue to accrue until the next Interest Payment Date. The interest so payable will be paid on each Interest Payment Date to the person in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the Company regarding registration and transfers of the Debentures (the "Debenture Register") on the first business day prior to such Interest Payment Date. All past due,accrued and unpaid interest shall bear interest at the rate of 8% per annum from the date of default until the date of payment. The principal of, and interest on, this Debenture are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The Debenture Register shall represent the record of ownership and right to receive principal and interest on this Debenture. Interest and principal shall be payable only to the registered Holder as reflected in the Debenture Register. The right to receive principal and interest under this Debenture shall be transferable only through an appropriate entry in the Debenture Register as provided herein. The forwarding of such payment to the Holder, subject to collestion, shall constitute a payment of interest hereunder and shall satisfy and discharge the liability for principal and interest on this Debenture to the extent of the sum represented by such payment.

      This Debenture is subject to the following additional provisions:

1. The Debenture is issuable in mimimum denominations of One Hundred Thousand US Dollars (USD$100,000.00) and in integral multiples thereof. The Debenture is exchangeable for like Debentures in equal aggregate principal amount of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration or transfer or exchange.

2. Withholding. The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments. The Holder shall pay any other taxes, charges, or levies in connection with the issuance or transfer thereof. The Holder agrees to provide the Company a Form W-8, a Certification Under Penalty of Perjury, or a certificate from a financial institution described in Section 871(h)(4)(B) of the Internal Revenue Code of 1986 demonstrating that the Holder is not a United States person.

3. Transfer. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"), including Regulation S promulgated thereunder. Any Holder of this Debenture, by acceptance hereof, agrees to the representations, warranties and covenants herein. Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company and the Transfer Agent may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

4. Conversion. The record Holders of this Debenture shall have conversion rights as follows (the "Conversion Rights"):

      (a) Right to Convert. The record Holder of this Debenture shall be entitled, at the option of the Holder, to convert up to fifty (50) percent of the aggregate principal amount of Debentures held by such Holder at any time commencing Sixty (60) days after the date of this Debenture (the "First Conversion Date") and the remaining fifty (50) percent of the aggregate principal amount of Debentures held by such Holder at any time commencing thirty
(30) days following the First Conversion Date, in each case into that number of fully-paid and non-assessable shares of common stock, par value $.08 per share, of the Company (the "Common Stock") calculated in accordance with the following formula: Number of shares issued upon conversion = Principal/Conversion Price, where

  o Principal = The principal amount of the Debenture(s) to be converted.

  o Conversion Price = the lesser of (x) eighty-five (85) percent of the average Closing Bid Prices of the Company's Common Stock for the five days immediately preceding the Notice of Conversion, or (y) the lowest of the daily Weighted Average Sale Prices of the Company's Common Stock for the tewnty (20) trading days immediately preceding the Date of Conversion. For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price of the Company's Common Stock as reported by Bloomberg LP for the NASDAQ (or, if not reported by NASDAQ, as reported by such other exchange or market where traded), subject to adjustment pursuant to Subsection (d) below.

      (b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of this Debenture. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall pay cash to such Holder in an amount equal to such fraction multiplied by the Conversion Price then in effect. The Company shall also pay in cash to the Holder through the date of conversion all accrued and unpaid interest. In order to convert all or a portion of this Debenture into shares of Common Stock, the Holder shall give written notice via facsimile to the Company of the portion of this Debenture it elects to so convert and a calculation of the number of shares of Common Stock to be issued upon conversion. The Holder shall also provide to the Company the original Debenture within five (5) days from the date Holder gives written notice to the Company of its intent to the convert. Notwithstanding the foregoing, the conversion right of the Holder set forth above shall be limited, solely to the extent required, from time to time, such that in no instance shall the maximum number of shares of Common Stock which the Holder may receive in respect of any conversion of any portion of this Debenture exceed, at any one time, an amount equal to the remainder of (i) 4.99% of the then issued and outstanding shares of Common Stock of the Company following such conversion, minus (ii) the number of shares of Common Stock of the Company then owned (beneficially or of record) by the Holder (the "Limitation on Conversion"); provided, however, the Limitation on Conversion shall not apply, and shall be of no further force or effect following the occurrence of any Event of Default described in Section 9 below and for which the Holder has provided written notice thereof and which is not cured within the greater of the applicable time period specified in either (I) such written notice of the Holder or (II) Section 9 below. Notwithstanding the foregoing,The Company shall not be obligated to issue any Common Stock as dividends or upon conversion of the Debentures or exercise of the Warrants if, after giving effect to such issuance, more than an aggregate of 19.9% shares of Common Stock issued and outstanding as of the Closing (the "Maximum Number of Shares") shall have been previously issued in respect thereof. In the event that the ISSUER issues the Maximum Number of Shares, the ISSUER
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shall (i) immediately give notice to the Holder that such event has occured
(the"Maximum Share Notice"), (ii) take either of the following actions within Ninety (90) days of such notice:(a)obtain shareholder approval for the issuance of Common Stock in excess of 20% of the issued and outstanding shares or
(b)repay the Debentures, at the redemption price specified in Sec.5,in cash, within two (2) days, and redeem the Warrants with the Warrant redemption price equal to either (i) if the Common Stock is above the exercise price of the Warrant, then the Redemption Price of the Warrant is the difference of the Common Stock minus the Exercise Price of the Warrant multiplied by the number Warrants owned by the Holder, or (ii) if the Common Stock price is below the exercise price of the Warrant, then the redemption price is equal to the value of the Warrants based on Black-Scholes model.For purposes of this redemption, Common Stock price is defined as the average of the Closing Bid Prices of the Common Stock for the five (5) trading days immediately preceding the Payment Date.

      The Company shall issue, and shall use its best efforts to cause the Transfer Agent to issue, within three (3) trading days after delivery to the Company of a Notice of Conversion of the number of shares of Common Stock to which the Holder shall be entitled as aforesaid. The date on which Notice of Conversion is given, including notice by facsimile signature, shall be deemed to be the "Date of Conversion". The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Date of Conversion. If the shares of Common Stock issuable upon such conversion are not received by the Holder, or Holders United States Agent, within five (5) trading days after the Date of Conversion, the Notice of Conversion shall become, at the option of the Holder, null and void.

      As contemplated by the Subscription Agreement, the Holder shall be required to deliver this Debenture within five (5) days to the Company upon the delivery of any Notice of Conversion. The Company shall retain an accounting record of the portion of the principal balance of this Debenture which is deemed to be paid upon the conversion of any portion of this Debenture by the Holder hereof. Following conversion of this Debenture, or a portion thereof, the principal and, upon payment thereof in cash, the interest owed on that Debenture or portion of the Debenture so converted will be deemed paid in full and satisfied, and such Debenture or portion thereof will no longer be outstanding.

      (c) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Debentures, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Debentures; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Debentures, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

      (d) Adjustment to Conversion Price.

            (i) If, prior to the conversion of all of the Debentures at the time of conversion there is a stock split, stock dividend or other similar event which occurs during the five-day period utilized to compute the Conversion Price, then the Closing Bid Price used to compute the Conversion Price shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the Company, such stock split, stock dividend or other similar event.

            (ii) No adjustment need be made if it would result in a change of less than 1% of the Conversion Price (whether the Fixed Conversion Price or the Floating Conversion Price). Any adjustments required to be made by this subsection shall be rounded up to the right to acquire the nearest whole number of shares of Common Stock.

5. Redemption. The Company, at its sole option, may redeem any or all of the outstanding Debentures that remain unconverted at any time from the date of issuance hereof through the Ninetieth day following the issuance hereof at One Hundred and Ten (110) percent of the Face Amount of the Debentures, plus accrued and unpaid interest, which are being redeemed. Beginning on day 91 after the issuance hereof, and continuing until the entire Debenture has been Converted or redeemed, the Redemption Price is equal to One Hundred Fifteen (115)percent of the Face Amount of the Debentures,plus accrued and unpaid interest, which are being redeemed, provided that no event of default by the ISSUER has occured or is continuing. Such redemption shall take place upon Ten (10) business days written notice to the HOLDER . Proceeds of the redemption will be paid to the HOLDER within Ten business days from the Notice of the Redemption. The Company will process any Conversion Noticereceived prior to the issuance of a Notice of Redemption. After an issuance of Notice of Redemption ahs been issued, the Holder may Issue a Notice of Conversion which will not be honored unless the Company fails to make the Redemption Payment, when due. In the event of such failure, the notice of Conversion will be honored as of the date of the Notice of Conversion. Additionally, if the Company fail to make full payment of the Redemption Price by the tenth day following the Notice then, the Company waives its right to redeem any of the remaining then outstanding Debentures, unless a redemption is approved by the Holder.

6. No Impairment. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture and all other Debentures now or hereafter issued of similar terms are direct obligations of the Company.

7. Protective Provisions. This Debenture may not be amended without the prior written consent of the Holder hereof.

8. Costs and Expenses. The Company agrees to pay all reasonable costs and expenses, including reasonable attorneys' fees, which may be incurred by the Holder in collecting any amount due under this Debenture.

9. Events of Default; Remedies. If one or more of the following described "Events of Default" shall occur and be continuing:

      (a) The Company shall default in the payment of principal or interest on this Debenture (or any other Debentures issued pursuant to the terms of the Subscription Agreement), and such failure shall continue uncured for seven(7) days after notice from the Holder of such failure; or

      (b) Any of the representations or warranties made by the Company herein, in the Subscription Agreement dated the date hereof pursuant to which this Debenture has been issued or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Debenture or the Subscription Agreement shall be false or misleading in any material respect at the time made; or

      (c) The Company shall fail to perform or observe, in any material respect, any other covenant term, provision, condition, agreement or obligation of the Company under the Subscription Agreement, this Debenture, or under any of the other Debentures issued pursuant to the Subscription Agreement, or under any other documents executed and delivered in connection with the closing of the Subscription Agreement (including, without limitation, the failure to deliver shares of Common Stock upon conversion of all or any portion of this Debenture in accordance with the terms hereof), and such failure shall continue uncured for a period of seven (7) days after notice from Holder of such failure; or

      (d) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or (5) adopt a plan of liquidation or dissolution; or

      (e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointments; or

      (f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

      (g) Any money judgment, writ or warrant of attachment, or similar process in excess of Two Hundred Thousand ($200,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty
(60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

      (h) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company shall not be dismissed within sixty (60) days after such instruction or if the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

      (i) The Common Stock shall (i) be delisted from NASDAQ without being listed on another exchange or over-the-counter market within two (2) days of such delisting, or (ii) cease to trade on an exchange or over-the-counter market for more than ten (10) successive trading days.

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable,at the Redemption Price specified in Sec. 5 above, without presentment, demand protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and with expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

10. Mergers, Consolidations, Etc. The Company shall not consolidate or merge into, or transfer all or substantially all of its assets to, any person, unless such person assumes the obligations of the Company under this Debenture and immediately after such transaction no Event of Default exists. Any reference of the Company shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate upon such assumption. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock of the Company are entitled to receive stock, securities or property in respect of or in exchange for such Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted at the option of the Holder on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a Holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer. The Conversion Price shall be the same as the applicable Conversion Price defined in Section 4 above.

11. No Dividends. For so long as the Debenture remains outstanding, the Company will not, without the prior consent of a majority of the Holders, make any distributions in cash to its holders of Common Stock, any preferred stock or with respect to any subordinated indebtedness.

12. Lost or Destroyed Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver to the Holder, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Company.

13. Sales in Compliance with Applicable Law. Any Holder of this Debenture, by acceptance hereof, agrees that such Holder will not offer, sell or otherwise dispose of this Debenture or the shares of Common Stock issuable upon exercise thereof except under circumstances which will not result in a violation of the Act.

14. Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of laws. Any action brought to enforce, or otherwise arising out of this Debenture shall be heard and determined in either a federal or state court sitting in the County of Dallas, State of Texas.

15. Business Day and Trading Day Definition. For purposes hereof, the term "business day" shall mean any day on which banks are generally open for business in the State of New York, USA and excluding any Saturday and Sunday and a "trading day" shall mean any business day in which the NASDAQ or other automated quotation system or exchange on which the Common Stock is traded is open for trading for at least four (4) hours.

16. Notices. Any notice, demand or request required or permitted to be given by either the Company or the Subscriber pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally, or by facsimile, addressed to the Company at 444 Madison Ave.,Suite 3203, New York NY 10022, Facsimile: 212/688-6657, Attn: President, or to the Subscriber at 38 Hertford St. London, England WIY 7TG, Facsimile: 011-441-71-355-4975, Attn:
James Loughran, with a copy to HW Finance Partners, L.P., 4000 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201, Facsimile: (214) 720-1662, Attn:
Barrett Wissman, or such other addresses as a party may request by notifying the other in writing.

17. Waiver. Any waiver by the Company or the Holder hereof of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder hereof to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

18. Unenforceable Provisions. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

19. Subordination.The rights of any Holder to receive the principal sum or any part thereof, and to receive the interest due on this Debenture, other than by conversion into Common Stock or reciept of Common Stock as interest, is and shall remain subordinate in priority to the payment of the principal of and interest on (i) all future obligations and guarantees of the Issuer for money borrowed from any bank, trust company, insurance company or other financial institution engaged in the business of lending money, for which the Issuer is at the time of determination responsible or liable as obligor or guarantor; (ii) all existing or future obligations of the Issuer secured by a lien, mortgage, pledge or other encumbrance against real or personal property (including common stock of the Issuer or any of its subsidiaries) of the Issuer, (iii) any modifications, renewals, extensions or refunding of the foregoing, except for any of such obligations of the Issuer the payment of which is made expressly subordinate and junior to this Debenture; (iv) indebtedness under the MG Trade Finance Corp. ("MGTF") loan agreement (the "Loan Agreement") or any indebtedness incurred to refinance such obligations; (v) other indebtedness of the Issuer existing on the date of this Debenture; and (vi) trade payables incurred in the ordinary course of the Issuer or its subsidiaries. Notwithstanding the foregoing, provisions of this Sec. 19 will be of no force or effect so long as none of the Companys obligations described above have been accelerated by their terms.

            IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by an officer thereof duly authorized.

                                    American International
                                    Petroleum Corporastion


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